UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant [_]

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[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                            FBL FINANCIAL GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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


                        [LOGO] FBL Financial Group, Inc.

                             5400 UNIVERSITY AVENUE
                            WEST DES MOINES, IA 50266



                            NOTICE OF ANNUAL MEETING


Dear Shareholder:

     On Tuesday, May 14, 2002, FBL Financial Group, Inc. will hold its 2002 Annual Meeting of Shareholders at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa. The meeting will begin at 9:00 a.m. Central Daylight Time.

     Only shareholders who owned stock at the close of business on March 15, 2002 can vote at this meeting or any adjournments that may take place. At the meeting we will:

     1.   Elect a Board of Directors;

     2. Consider amendments to the 1996 Class A Common Stock Compensation Plan, including increasing the number of shares reserved for the plan;

     3.   Approve the appointment of our independent auditors for 2002; and

     4.   Attend to other business properly before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

     At the meeting we will also report on FBL's 2001 business results and other matters of interest to shareholders.

     Enclosed with the mailing of this Proxy Statement is the 2001 Annual Report to Shareholders and the 2001 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The approximate date of mailing for this proxy statement is March 28, 2002.


                                        By Order of the Board of Directors


                                        /s/ Jerry C. Downin


                                        Jerry C. Downin
                                        SENIOR VICE PRESIDENT,
                                        SECRETARY AND TREASURER

March 28, 2002

                            FBL FINANCIAL GROUP, INC.

                                 PROXY STATEMENT


                                TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----
Questions and Answers ............................................     2
Proposals You May Vote On ........................................     5
 1. Election of Class A Directors ................................     5
 2. Approval of the Amendments to the 1996 Class A
    Common Stock Compensation Plan ...............................     5
 3. Approval of the Appointment of Independent Auditors ..........     9
Nominees for the Board of Directors ..............................    10
Further Information Concerning the Board of Directors ............    14
Directors' Compensation and Benefits .............................    15
Stock Ownership of Directors and Executive Officers ..............    16
Executive Officers ...............................................    17
Executive Compensation ...........................................    19
Board Committee Report on Executive Compensation .................    22
Report of the Audit Committee ....................................    25
Performance Graph ................................................    26
Certain Relationships and Related Party Transactions .............    27
Section 16(a) Beneficial Ownership Reporting Compliance ..........    30
Exhibit A - Amendment to 1996 Class A Common Stock Compensation
 Plan ............................................................    31

                              QUESTIONS AND ANSWERS

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1.   Q:   WHAT MAY I VOTE ON?

     A:   1)   the election of three nominees to serve as Class A directors on our Board of Directors;
          2)   the approval of amendments to the 1996 Class A Stock Compensation
               Plan that will increase shares reserved for this plan by 5,000,000, limit the maximum grants per year to not more than 100,000 shares per individual, and adjust the definition of "change of control"; and
          3)   the approval of the appointment of our independent auditors for
               2002.

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2.   Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     A: The board recommends a vote FOR each of the nominees for Class A directors, FOR the Class A Stock Compensation Plan amendments, and FOR the appointment of Ernst & Young LLP as independent auditors for 2002.

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3.   Q:   WHO IS ENTITLED TO VOTE?

     A: Shareholders as of the close of business on March 15, 2002 (the record date) are entitled to vote at the annual meeting.

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4.   Q:   HOW DO I VOTE?

     A: Sign and date each proxy card you receive and return it in the pre-paid envelope. Or, depending on the form of proxy card or voting instruction card you receive, you may follow directions on the card to cast your vote by telephone or over the internet. If you return your signed proxy card but do not mark the box as showing how you wish to vote, your shares will be voted FOR the three proposals. You have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person, or 3) returning a later dated proxy card.

--------------------------------------------------------------------------------

5.   Q:   WHO WILL COUNT THE VOTE?

     A: Mellon Investor Services, LLC (Mellon), our transfer agent, will receive the proxy cards and tabulate the results. This report will be verified by an employee of our legal department who will act as the inspector of election.

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6.   Q:   IS MY VOTE CONFIDENTIAL?

     A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Mellon. They are forwarded to us after the meeting. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

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                                        2

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7.   Q:   WHAT SHARES ARE INCLUDED IN THE PROXY CARDS?

     A: The shares on your proxy cards represent all of your shares, including those in FBL's Direct Stock Purchase and Dividend Reinvestment Plan. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction card. If you do not return your proxy cards, your shares will not be voted. If employees do not return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

--------------------------------------------------------------------------------

8.   Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

     A: If your shares are registered differently and are in more than one account, you will receive more than one card. Sign and return all proxy cards to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon, at (888) 213-0965. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a proxy card for any shares owned directly by employees.

--------------------------------------------------------------------------------

9.   Q:   HOW MANY SHARES CAN VOTE?

     A: As of the record date, March 15, 2002, 26,295,755 shares of Class A common stock, 1,192,990 shares of Class B common stock, 5,000,000 shares of Series B preferred stock and 3,411,000 shares of Series C preferred stock were issued and outstanding. Every shareholder of common stock and of Series C preferred stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 40,899,745 eligible votes as of the record date. The Class A common shareholders and the Series B and Series C preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors, and all shareholders vote on other proposals.

--------------------------------------------------------------------------------

10.  Q:   WHAT IS A "QUORUM"?

     A: A "quorum" is a majority of the outstanding shares that may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

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11.  Q:   WHO CAN ATTEND THE ANNUAL MEETING?

     A: Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2002 can vote.

--------------------------------------------------------------------------------

12.  Q:   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     A: Although we do not know of any business to be conducted at the 2002 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy card gives authority to Craig Lang, FBL's Chairman, and Bill Oddy, FBL's Chief Executive Officer, to vote on such matters at their discretion.

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                                        3

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13.  Q:   WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?

     A: Iowa Farm Bureau Federation is the principal shareholder as of March 15, 2002. It owned 14,964,157 shares of Class A common stock (57.1% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) held 186,866 shares of Class B common, being 15.7% of that class. Both Iowa Farm Bureau Federation and Farm Bureau Mutual share our corporate headquarters' address, 5400 University Avenue, West Des Moines, Iowa 50266. In addition, The Kansas Farm Bureau, 2627 KFB Plaza, Manhattan, KS 66502, owns 3,411,000 shares of the Series C preferred stock (100% of that class), and Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, has stated that funds it advises or manages own 1,755,200 shares of Class A common stock, 6.7% of that class.

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14.  Q:   HOW ARE THE CLASS B DIRECTORS ELECTED?

     A. Only Farm Bureau organizations may own Class B common stock. Farm Bureau federations or their affiliates in 15 midwestern and western states own Class B shares. All of the Class B owners have agreed they will vote to elect the president of each of the 15 state Farm Bureau federations as Class B directors. The agreement also requires the CEO and two other officers designated by the Chairman to be elected as Class B directors, and provides, in essence, that the president of the Iowa Farm Bureau Federation will be the Chairman as long as that organization retains more than 50% of the Class B shares.

--------------------------------------------------------------------------------

15.  Q:   WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING DUE?

     A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Jerry C. Downin, Senior Vice President, Secretary and Treasurer, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by November 30, 2002. Additionally, FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2003 annual meeting must be submitted to the corporate Secretary at the above address by a date that is not less than 45 days before the first anniversary of mailing of this year's proxy statement. That notice needs to be accompanied by the name, residence and business address of the nominating shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2003 annual meeting to present the proposal.

--------------------------------------------------------------------------------

16.  Q:   CAN A SHAREHOLDER NOMINATE SOMEONE AS A DIRECTOR OF THE COMPANY?

     A: As a shareholder, you may recommend any person as a nominee for Class A director. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock. Directors, officers and employees of any Farm Bureau organization are not eligible to be Class A directors. Recommendations are made by writing to the Secretary of the Company not less than 45 days prior to the first anniversary of the mailing of this year's proxy statement. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee's written consent to being named in a proxy statement and to serve as a director if nominated.

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                                        4

                            PROPOSALS YOU MAY VOTE ON

1.   ELECTION OF CLASS A DIRECTORS.

     There are three nominees for election as Class A directors, to be elected by the vote of the Class A shareholders and holders of the Series B and Series C preferred stock, voting together as a single class. There are 18 nominees for election as Class B directors. They are elected by a vote of the Class B shareholders. Detailed information on each nominee is in the following pages. All directors are elected annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting on the original director candidate will be cast for the substituted candidate.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE DIRECTORS.

2.   APPROVAL OF AMENDMENTS TO THE 1996 CLASS A COMMON STOCK COMPENSATION PLAN.

GENERAL
     We are asking shareholders to consider and approve the recommendation of the Board of Directors that Class A common shares reserved for the 1996 Class A Common Stock Compensation Plan (the "Stock Option Plan" or the "Plan") be increased by 5,000,000 shares, to a total of 8,500,000 shares. As of February 28, 2002, we have 390,672 shares remaining available for grants, which may be insufficient to satisfy our usual January 15 annual grants in 2003. By achieving shareholder approval of an increase in authorized shares this year, we can, without interruption, continue to allow employees, officers and directors to participate in the ownership of FBL by granting them options which can be exercised for Class A shares.

     The Plan currently authorizes the issuance of 3,500,000 Class A shares. We currently have outstanding options for 2,325,049 shares, at exercise prices ranging from $8.75 to $24.25 per share. The currently outstanding options expire at dates between July 19, 2006 and January 15, 2012. See the table, "Equity Compensation Plan Information," which follows, for more information, along with information under the captions, "Stock Ownership of Directors and Executive Officers," and "Executive Compensation." After cancellations and exercises to date, we have 390,672 shares remaining available for grant. In each of 2000, 2001 and 2002 (to date), we have granted options for 454,334, 447,218 and 417,422 shares, respectively. In earlier years of the Plan, options were granted to approximately 75 persons per year; in the last three years, the number of employees whom the Board has selected to receive options has expanded so that approximately 200 persons per year have received options.

     In addition, we seek your approval of amendments to the Plan which (1) will limit the maximum number of shares subject to grants in any one year to 100,000 to any one individual, and (2) will modify part of the definition of Change in Control in the Plan so that the definition will not apply until such time as a merger approved by the shareholders is actually consummated. The Plan currently states that a Change in Control occurs when the shareholders approve of a merger. See Exhibit A for the proposed Plan amendments.

REASON FOR THE AMENDMENTS
     In approving the proposed amendments to the Stock Option Plan, our Board of Directors reviewed the number of shares remaining for issuance under our equity-based compensation plans. The Board concluded that the remaining number of shares would not permit us to issue an appropriate level of equity-based compensation to new and existing directors, officers and employees for the foreseeable future, given our expected business operations. The Board continues to believe that equity-based compensation is an important element of overall compensation for us. Such compensation advances the interest of FBL and our stockholders by encouraging, and providing for, the acquisition of equity interests by participants, thereby aligning participants' interests with stockholders and providing participants with a substantial motivation to enhance stockholder value. The proposed limitation on annual grants is designed to insure that compensation to certain executive officers from the Plan is not included in income subject to the Section 162(m) limitations on deductibility for federal income tax purposes of compensation over $1,000,000 per year. The proposed change in the definition of Change of Control is designed to prevent the definition from applying until such time as a merger approved by the shareholders is actually consummated. A Change in Control results in all unvested options vesting immediately, which would not be appropriate in the case of an approved merger which thereafter does not occur.

DESCRIPTION OF THE PLAN
     In March 1996 our Board of Directors adopted and the shareholders approved the Plan to be effective at the date of our initial public offering, July 19, 1996. Grants under the Stock Option Plan are designated as incentive stock options (ISOs), non-qualified stock options (NQSOs), bonus stock, restricted stock or stock appreciation rights (SARs). Grants may be made to consultants, advisors, directors of the Company and its first tier subsidiaries (whether or not they are our employees), employees and officers. No grants will be made under the Plan after July 18, 2006.

     The Plan is administered by the Board. The Board, within the limitations of the Plan, determines the persons to whom grants will be made, the number of shares to be covered by each grant, whether the grants are intended to be ISOs, the duration and rate of exercise of each grant, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of a grant and whether restrictions such as repurchase rights are to be imposed on shares subject to grants. All stock options and SARs granted under the Plan will have an exercise price or base price, respectively, no less than 85% of the fair market value of the Class A common stock on the date of grant. The Board also has authority to interpret the Plan and any instrument or agreement entered into under the Plan, to establish such rules and regulations relating to the administration of the Plan as it deems appropriate and to make all other determinations which may be necessary or advisable for the administration of the Plan. The Board of Directors may terminate, amend or modify the Plan in a manner consistent with the Plan's provisions, provided such changes do not violate the federal or state securities laws.

     The Plan currently provides that 3,500,000 shares of Class A common stock are available for grant under the Plan. If any grant terminates, expires or lapses without the issuance of any Class A common stock the underlying stock shall again become available for grant. In the event of a change in the our corporate structure that affects the shares (for example, a merger, recapitalization, or stock dividend), the Board shall make adjustments to the number of shares available to the Plan and to the number and/or price of outstanding options to prevent dilution or enlargement of rights.

     The Plan provides that the terms of restricted stock or SARs may be established by the Board, in its discretion, at the time of grant.

     The Plan provides for the automatic grant of nonqualified stock options for 1,000 shares to each person who is a non-employee director of the Company and/or of our first tier subsidiaries on January 15 of each year, at an exercise price equal to 100% of the fair market value of the shares on the date of grant. Recipients of nonqualified stock options include approximately 17 non-employee directors of the Company and 11 non-employee directors of the Company's first tier subsidiaries. Non-employee director options vest in full on the date of grant, and are exercisable for a term of 10 years from the date of grant or, if earlier, three years from the date such non-employee director ceases to serve as a director. The Board of Directors has no discretion regarding the grants or terms of non-employee director options. Annual nonqualified stock options for 1,000 shares each have also been granted to the non-employee members of the Advisory Committee.

     The purchase price of shares acquired pursuant to exercise of an option by an employee must be paid in full upon exercise, in cash, by check, or in the discretion of the Board and upon such terms and conditions as the Board shall approve, by transferring shares to the Company, or by a combination of the foregoing methods. The Board is also empowered to authorize the Company to withhold shares for the payment of income taxes on the exercise of options. We may also make loans to Plan participants to allow them to exercise options subject to specified terms, and secured by a pledge of the shares.

     The Plan provides that the right to purchase all shares subject to an employee option will vest in five equal installments on each of the first five anniversaries of the date of grant or, if earlier, upon the death, disability or retirement after age 55 with at least 10 years credited employment with the Company. Upon termination of employment for any reason other than death, disability or qualifying retirement, options must be exercised within thirty days or they will expire. If a participant's termination of employment is due to death, disability or qualifying retirement, the option is exercisable for a period of three years after termination. The Plan also provides for the immediate vesting of all outstanding options upon the occurrence of a Change in Control as defined in the Plan. Grants under the Plan, therefore, may affect the extent to which and the means by which a potential acquiror of the Company may be able to acquire control of the Company and may discourage potential acquirors from making proposals which certain of the Company's stockholders might find attractive due to the increased percentage of ownership of the Company by executive officers and directors.

     To date, no grants of SARs, restricted stock or stock bonuses have been made under the Plan, and all grants of ISOs and NQSOs have been made with exercise prices equal to 100% of the grant date fair market value.

FEDERAL INCOME TAX ASPECTS
     The following is a brief summary of the federal income tax consequences of awards made under the Stock Option Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     INCENTIVE STOCK OPTIONS. No taxable income is realized by the grantee upon the grant or exercise of an ISO. If a grantee does not sell the stock received upon the exercise of an ISO (ISO Shares) for at least two years from the date of grant and within one year from the date of exercise, when the ISO Shares are sold any gain or loss realized will be treated as long-term capital gain or loss. In such circumstances, we will be allowed no deduction for federal income tax purposes.

     If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. We will generally be entitled to deduct any such recognized amount for federal income tax purposes. Any further gain or loss realized by the grantee will be taxed as short-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a nonqualified stock option.

     NONQUALIFIED STOCK OPTIONS. No income is realized by the grantee at the time a NQSO is granted. Generally upon exercise of a NQSO, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. We will generally be entitled to a federal tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

     SECTION 162(m). Grants paid to certain executive officers may be subject to the limitations under Section 162(m) of the Internal Revenue Code that prohibit the deduction of certain compensation paid in excess of $1,000,000 in any taxable year. Performance based compensation is excluded from the Section 162(m) limitation. Stock option plans with a limitation on the number of shares awardable to any one individual in a year will generally result in performance based compensation. Upon adoption of the proposed Plan amendment, we believe that compensation resulting from options granted under the Stock Option Plan should not be limited as to deductibility by reason of Section 162(m).

PRINCIPAL EFFECT OF APPROVAL OR NON-APPROVAL
     If the shareholders approve the amendment to the Stock Option Plan to increase the number of authorized shares, then we should have a sufficient number of shares of common stock available to us to hire new or retain existing officers, directors and employees during the remaining term of the plan, through July 18, 2006. Although Awards are subject to annual Board approval, we plan to continue to make annual Awards under the Plan each January 15, plus additional Awards throughout the year based on new hires and promotions. Although we have no plans or commitments to do so, if this proposal is approved, we may make additional Awards under the Plan to eligible persons at any time up to the amount set forth in this Proposal 2.

     If we fail to obtain stockholder approval to amend the Plan to increase the number of authorized shares, then we will not be able to issue any substantial new awards under the Stock Option Plan. We believe that our inability to issue new stock-based awards under the Plan may adversely affect our ability to attract new or retain existing management and key employees of the Company.

IMPLEMENTING PROPOSED AMENDMENTS
     If Proposal 2 is approved by our stockholders at the Annual Meeting, then the amendments to the Stock Option Plan will be effective immediately, subject to filing a supplemental listing application with the New York Stock Exchange to list the shares underlying the authorized options. At that time, the Company will be authorized to make new awards under the 1996 Plan up to the new share limit in accordance with the terms of the plan, subject to the requisite Board approval.

VOTE REQUIRED
     Approval of the adoption of the amendments to the Stock Option Plan requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the Annual Meeting.

     YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1996 CLASS A STOCK COMPENSATION PLAN.

EQUITY COMPENSATION PLAN INFORMATION
     The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of February 28,

2002. These plans include the Stock Option Plan and the Director Compensation Plan, without giving effect to the proposed amendment to the Stock Option Plan.

                                                                     (c) NUMBER
                                                                    OF SECURITIES
                                                                       REMAINING
                                                 (b) WEIGHTED       AVAILABLE FOR
                               (a) NUMBER           AVERAGE        FUTURE ISSUANCE
                             OF SECURITIES         EXERCISE         UNDER EQUITY
                              TO BE ISSUED         PRICE OF         COMPENSATION       (d) TOTAL OF
                             UPON EXERCISE        OUTSTANDING     PLANS (EXCLUDING      SECURITIES
                             OF OUTSTANDING        OPTIONS,          SECURITIES        REFLECTED IN
                           OPTIONS, WARRANTS       WARRANTS         REFLECTED IN        COLUMNS (a)
   PLAN CATEGORY               AND RIGHTS         AND RIGHTS         COLUMN (a))          AND (c)
   -------------           -----------------    --------------    ----------------     ------------
   Equity Compensation
    Plans Approved by
    Shareholders:

   Stock Option Plan           2,325,049           $ 13.72             390,672           2,715,721
   Director's Deferred
    Compensation Plan             13,471                                36,529              50,000
                               ---------                               -------           ---------
       TOTAL                   2,338,520                               427,201           2,765,721
                               =========                               =======           =========
   Equity Compensation
    Plans Not Approved
    by Shareholders:                None              None                None                None

3.   APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

     The audit committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent auditors for 2002 subject to your approval. Fees paid to Ernst & Young LLP for the last fiscal year were: audit $350,000 and other $417,000, which includes audit related fees of $220,000 and all other non audit fees of $197,000.

     Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2002.

     Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

                       NOMINEES FOR THE BOARD OF DIRECTORS


NOMINEES FOR CLASS A DIRECTOR

     JERRY L. CHICOINE retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. (seed corn business). He had served in those capacities since 1999, and was Pioneer's Executive Vice President and Chief Operating Officer since 1997. He was named a director of Pioneer Hi-Bred in March 1998 and had served as a senior executive of the company since 1986. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986. Mr. Chicoine is a lawyer and a certified public accountant. He is also a member of the board of directors of Color Converting, Inc., Iowa Health Systems and On With Life, Inc.
MEMBER: Audit, Budget, and Compensation Committees
CLASS A DIRECTOR SINCE 1996 Age: 59

     JOHN W. CREER has been President and Chief Executive Officer of Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon), since 1980. As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church's Investment Policy Committee. In addition, he serves on the Utah State School and Institutional Trust Lands Board of Trustees. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich.
MEMBER: Audit, Budget, and Class A Directors Nominating Committees
CLASS A DIRECTOR SINCE 1996 Age: 62

     JOHN E. WALKER retired January 1, 1996 from Business Men's Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director and member of the audit and deferred compensation committees of LabOne, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business.
MEMBER: Audit, Compensation, and Class A Directors Nominating Committees
CLASS A DIRECTOR SINCE 1996 Age: 63

NOMINEES FOR CLASS B DIRECTOR

     CRAIG A. LANG is the Chairman of the Board. He has been a director of the Iowa Farm Bureau Federation since 1992 and its vice president for six years beginning in 1995. He has been a director of Farm Bureau Mutual and Farm Bureau Life Insurance Company (Farm Bureau Life) since 1992. In December 2001 he was elected President of the Iowa Farm Bureau Federation and director and president of its subsidiary, Farm Bureau Management Corporation (Management Corp.). He was also then named president of Farm Bureau Mutual and Farm Bureau Life, a director and president of EquiTrust Life Insurance Company (EquiTrust Life), and a director and Chairman of FBL. Mr. Lang has farmed since 1973 in partnership with his father and brother on 1,000 acres near Brooklyn, Iowa where they have a 400 head dairy operation. Mr. Lang has also served on the Iowa Farm Bureau Political Action Committee and the Iowa Farm Bureau and American Farm Bureau dairy advisory committees.
MEMBER: Executive and Compensation Committees
CLASS B DIRECTOR SINCE 2001 Age: 50

     WILLIAM J. ODDY, FSA, was elected Chief Executive Officer of FBL and of Farm Bureau Mutual and their major operating subsidiaries, and a Class B Director, effective March 1, 2000. Mr. Oddy is also chairman of the board of National Travelers Life Company and a director of Berthel Fisher & Company, Berthel Fisher & Company Financial Services and American Equity Investment Life Insurance Company. Mr. Oddy has been employed by FBL and its affiliates since 1968, and prior to becoming CEO served as Chief Operating Officer from 1993 to 1997, and Executive Vice President and General Manager of the Company's life insurance subsidiaries since 1997.
MEMBER: Executive and Investment Committees
CLASS B DIRECTOR SINCE 2000 Age: 57

     JERRY C. DOWNIN is Senior Vice President, Secretary and Treasurer of FBL and of Farm Bureau Mutual and their major operating subsidiaries. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation, and Vice President and Treasurer of Management Corp. He was elected to all of those positions in March 2000. Mr. Downin has been employed by the Iowa Farm Bureau Federation since 1968. He has previously worked for the federation as Director of Organization, Director of Public Affairs, State Legislative Director, Director of Environmental Affairs and Regional Manager. He serves on the Board of Directors of Children and Families Services of Iowa and the Iowa Taxpayers Association.
MEMBER: Executive Committee
CLASS B DIRECTOR SINCE 2000 Age: 60

     CRAIG D. HILL is Vice President of the Iowa Farm Bureau Federation and has served on its board of directors since 1989. He is chairman of its state resolutions committee. He has served on the boards of Farm Bureau Life and Farm Bureau Mutual since 1989, and in 2001 was named to the board of GROWMARK, a multi state regional cooperative. Mr. Hill farms 1,200 acres of row crops and has a 260 sow farrow-to-finish hog operation near Milo, Iowa.
MEMBER: Executive Committee
CLASS B DIRECTOR SINCE 2002 Age: 46

     HOWARD D. (DAN) POULSON is the First Vice Chair. He has been President and Administrator of the Wisconsin Farm Bureau Federation and President of its affiliated companies, including Rural Mutual Insurance Company, since August 1991. He has served on the board of directors of Wisconsin Farm Bureau since 1969, and is also a director of the American Farm Bureau Federation. He was appointed to the State of Wisconsin Department of Natural Resources Board in October 1995. Mr. Poulson is also a director of Farm Bureau Life. He operates a 250 acre grain farm near Palmyra in Jefferson County, Wisconsin. MEMBER:
Compensation, Executive and Class B Directors Nominating Committees CLASS B DIRECTOR SINCE 1994 Age: 65

     KAREN J. HENRY is the Second Vice Chair. She was elected as President of the Wyoming Farm Bureau Federation in 1994, after having served as a director since 1992, and is also a director of American Farm Bureau Federation and American Farm Bureau Insurance Services, Inc. Ms. Henry is a director and President of Mountain West Farm Bureau Mutual Insurance Company and a director of Farm Bureau Life and Western Ag. She is involved in a family ranch and cattle operation.
CLASS B DIRECTOR SINCE 1994 Age: 55

     ERIC K. AASMUNDSTAD became a Class B Director in February 2000 after being elected President of the North Dakota Farm Bureau Federation in late 1999. He joined its board of directors, and the board of NODAK Mutual Insurance Company, in 1997. He is also a director of Farm Bureau Life, Western Ag and FB Bancorp. Mr. Aasmundstad farms 4,000 acres near Devils Lake, North Dakota, raising wheat, durum barley, flax, pinto and navy beans, and confectionery sunflowers. He also owns a custom harvest business operating in six states.
CLASS B DIRECTOR SINCE 2000 Age: 43

     STANLEY R. AHLERICH became a Class B Director in February 2000 after being elected President of the Kansas Farm Bureau Federation in late 1999. He is also a director of Farm Bureau Life and Western Ag. His farm in Cowley County, Kansas, consists of dryland crops with some limited sprinkler irrigation. He has been active in all facets of his county and state Farm Bureau organizations, and previously served one year on the board of directors of American Farm Bureau Federation. He is a member of the advisory board of Commerce Bank of Wichita.
MEMBER: Executive and Class B Directors Nominating Committees
CLASS B DIRECTOR SINCE 2000 Age: 50

     O. AL CHRISTOPHERSON has been President of the Minnesota Farm Bureau Federation since December 1988 and is also a director of Farm Bureau Life, Farm Bureau Mutual and American Agricultural Insurance Company (American Ag). Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates an 1,800 acre family farm, raising hogs, corn, soybeans, and wheat.
MEMBER: Compensation and Class A Directors Nominating Committees
CLASS B DIRECTOR SINCE 1994 Age: 61

     KENNY J. EVANS is President and a director of the Arizona Farm Bureau Federation. Mr. Evans, a farmer, corporate executive and business owner, is also a former Chairman of the National Agricultural Labor Advisory Committee and a former Chairman of the Arizona Commission of Agriculture and Horticulture. He is a director and President of Western Ag, and a director of Farm Bureau Life and FB Bancorp.
MEMBER: Budget Committee
CLASS B DIRECTOR SINCE 1994 Age: 56

     ALAN L. FOUTZ became President of the Colorado Farm Bureau Federation and of Colorado Farm Bureau Mutual Insurance Company in December 2000, after serving as vice president of both organizations since 1992. He is also a director of Farm Bureau Life and Western Ag. He farms 2,500 acres of wheat, no-till sunflowers and millet using continuous farming systems, near Akron, Colorado. Dr. Foutz received B.S. and M.S. degrees in agronomy from Colorado State University and a Ph.D. in agronomy and plant genetics from the University of Arizona. He taught in the crop science department at California Polytechnic State University, San Luis Obispo, for nine years before returning to the family farm.
MEMBER: Budget Committee
CLASS B DIRECTOR SINCE 2001 Age: 55

     LELAND J. HOGAN became a Class B Director in December 2001, and a director of Farm Bureau Life and Farm Bureau Mutual, following his election as President of the Utah Farm Bureau Federation in November 2001. Mr. Hogan runs a cow-calf and alfalfa cubing operation in Stockton, Utah. He was Vice President of the Utah Farm Bureau Federation from 1994 to 2000, and served on its board of directors from 1983 to 1996. Mr. Hogan was a County Commissioner in Tooele County, Utah from 1986 through 1994 and has also been a member of the Utah Committee of Consumer Services (Utah Advocacy Agency).
MEMBER: Class B Directors Nominating Committee
CLASS B DIRECTOR SINCE 2001 Age: 52

     RICHARD G. KJERSTAD and his family have extensive farming and cattle ranching operations in western South Dakota. Mr. Kjerstad was elected President of the South Dakota Farm Bureau Federation in 1995. He is also a director of Farm Bureau Life and Farm Bureau Mutual.
CLASS B DIRECTOR SINCE 2001 Age: 59

     G. STEVEN KOUPLEN became a Class B Director in February 2000, following his late 1999 election as President of the Oklahoma Farm Bureau Federation. Mr. Kouplen has a commercial Hereford cow-calf operation on 2,000 acres near Beggs, Oklahoma, which also includes a small grain operation consisting of wheat, milo and alfalfa. He is a director of Farm Bureau Life and Western Ag, and was elected to the board of directors of American Farm Bureau Federation in 2000. CLASS B DIRECTOR SINCE 2000 Age: 51

     DAVID L. MCCLURE is a farmer-rancher raising wheat, barley, hay, and cattle in the Lewistown, Montana area. Mr. McClure has been President of the Montana Farm Bureau Federation since 1987 and is also a director and Vice President of Mountain West Farm Bureau Mutual Insurance Company, and a director of Farm Bureau Life, Western Ag and of Mountain States Legal Foundation.
MEMBER: Budget and Class A Directors Nominating Committees
CLASS B DIRECTOR SINCE 1994 Age: 62

     BRYCE P. NEIDIG has been President of the Nebraska Farm Bureau Federation and of Farm Bureau Insurance Company of Nebraska since 1981. He is also a director of Farm Bureau Life, American Ag and Western Ag. Mr. Neidig is also a director of the American Farm Bureau Federation and a director of Nebraska Blue Cross Blue Shield. He raises irrigated and dry land corn as well as soybeans and alfalfa on his Madison County farm.
CLASS B DIRECTOR SINCE 1994 Age: 70

     FRANK S. PRIESTLEY was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is also President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho), and a director of Farm Bureau Life and Western Ag. Mr. Priestley graduated from Western College of Auctioneering in 1967 and has actively practiced auctioning. He operates a family dairy farm near Franklin, Idaho.
MEMBER: Class A Directors Nominating Committee
CLASS B DIRECTOR SINCE 1998 Age: 53

     JOHN J. VAN SWEDEN is President and a director of the New Mexico Farm and Livestock Bureau, and a director of Farm Bureau Life, Farm Bureau Mutual and Western Ag. He is also President of V7 Ranch Co., Inc., which has been in his family for five generations since 1868. This is a cow/calf/yearling and ranch operation, producing approximately 650 tons of hay per year, near Raton, New Mexico.
CLASS B DIRECTOR SINCE 1994 Age: 54


              FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors met six times during 2001, including two telephone conference meetings. All of the Class A directors attended at least 75% of the Board meetings and committee meetings of which they were members. All of the Class B directors attended at least 75% of such meetings, except for Mr. Aasmundstad, who attended three of six meetings, and each of Messrs. Evans, Foutz, Kouplen, Neidig and Priestly, who attended five of seven meetings. The committees of the Board of Directors and the number of meetings held by each committee in 2001 were:

                                                         NUMBER OF MEETINGS
     COMMITTEE NAME                                       HELD DURING 2001
     --------------                                     -------------------
     Executive Committee ............................           12
     Audit Committee ................................            8
     Budget Committee ...............................            1
     Compensation Committee .........................            2
     Class A Directors Nominating Committee .........            1
     Class B Directors Nominating Committee .........            1

     The Executive Committee is composed of Messrs. Lang (Chairman), Ahlerich, Downin, Hill, Oddy and Poulson, with Mr. Morain as an ex officio member and Secretary. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

     The Audit Committee consists of Class A directors Messrs. Chicoine, Creer and Walker, with Mr. Chicoine serving as Chairman. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Audit Committee reviews the professional services to be provided by FBL's independent auditors and the independence of the auditors from our management. The Audit Committee also reviews the scope of the audit by the independent auditors, fees of the auditors, FBL's annual and quarterly financial statements, FBL's system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the internal audit staff. In addition to the usual and customary functions of an Audit Committee governed by the requirements of the New York Stock Exchange, the Audit Committee is required to review with the auditors and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. If the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Mutual is unfair to FBL, the Company is required to submit the matter to a coordinating committee for resolution. The Board of Directors approved an Audit Committee Charter in 2001.

     The Budget Committee is designated by the Chairman of the Board and composed of Messrs. Evans, Chicoine, Creer, Foutz and McClure, with Mr. Evans as Chairman. The Budget Committee reviews all budgets proposed by management and makes recommendations regarding them to the Board of Directors.

     The Compensation Committee has oversight responsibility with respect to compensation matters involving executive officers. The Compensation Committee is composed of Messrs. Lang, Chicoine, Christopherson, Poulson and Walker, with Mr. Lang serving as Chairman.

     The Class A Directors Nominating Committee nominates candidates for election to the Board as Class A directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Christopherson, Creer, McClure, Priestley and Walker, with Mr. Christopherson serving as Chairman. The committee must include at least two-thirds of the Class A directors and may consist of up to five members of the Board nominated by the Chairman of the Board. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A directors who are members of the committee.

     The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Ahlerich, Hogan and Poulson, with Mr. Poulson serving as Chairman.

     We have also established an Investment Committee which includes Mr. Oddy and five additional executive officers, and an Advisory Committee, and may establish other committees in the Board's discretion. The Advisory Committee is composed of certain executives of Farm Bureau affiliated insurance companies in the Company's market territory.

                      DIRECTORS' COMPENSATION AND BENEFITS

     All non-employee directors receive an annual retainer of $2,000, a fee of $1,000 for each board meeting attended and a fee of $500 for each committee meeting attended. In addition, Class A directors receive an annual retainer of $13,333. Directors may elect to receive their fees in cash, in shares, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending board or committee meetings. The non-employee directors each annually receive nonqualified stock options to purchase 1,000 shares.

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows how many shares of Class A common stock were owned by each director nominee, and each executive officer named in the Summary Compensation Table, as of February 28, 2002. The percentage of FBL Class A common shares beneficially owned by any director nominee or any one officer does not exceed 1%, and by all directors and officers as a group, does not exceed 3%.

                                                                SHARES
                                                             BENEFICIALLY
     NAME                                                        OWNED
     ----                                                    ------------
     Eric K. Aasmundstad ..................................    6,000(a)
     Stanley R. Ahlerich ..................................    6,300(a)
     Jerry L. Chicoine ....................................   13,331(b)
     O. Al Christopherson .................................    7,568(b)
     John W. Creer ........................................   10,146(b)
     Jerry C. Downin ......................................    5,431(d)
     Kenny J. Evans .......................................    7,000(b)
     Alan L. Foutz ........................................    2,117(a)
     Karen J. Henry .......................................    7,622(b)
     Timothy J. Hoffman ...................................   92,386(c)(d)
     Leland J. Hogan ......................................    1,000(a)
     Richard G. Kjerstad ..................................   14,000(b)
     G. Steven Kouplen ....................................        0
     Craig A. Lang ........................................    6,000(d)
     David L. McClure .....................................    5,000(a)
     Stephen M. Morain ....................................  112,800(c)(d)(e)
     Bryce P. Neidig ......................................    7,799(b)
     James W. Noyce .......................................   83,896(c)(d)
     William J. Oddy ......................................  145,411(c)(d)
     John M. Paule ........................................   26,227(c)(d)
     Howard D. Poulson ....................................    7,000(b)
     Frank S. Priestley ...................................    7,000(b)
     John J. Van Sweden ...................................    7,000(a)
     John E. Walker .......................................   13,073(b)
     All directors and executive officers as a
      group (30 persons) ..................................  777,682(a)(b)(c)(d)

------------------
(a) Includes shares subject to options exercisable within 60 days for the following directors: Aasmundstad, 6,000; Ahlerich, 6,000; Foutz, 2,000; Hogan, 1,000; McClure, 5,000; Van Sweden, 2,735.

(b)  Includes 7,000 shares subject to options exercisable within 60 days.

(c) Includes shares held in Company 401(k) Savings Plan by the following executive officers: Oddy, 12,489; Noyce, 4,575; Morain, 7,615; Hoffman, 2,477, and Paule, 1,708.

(d) Includes shares subject to options exercisable within 60 days held by the following executive officers: Downin, 5,431; Hoffman, 89,709; Lang, 6,000; Morain, 101,325; Noyce, 78,051; Oddy, 132,322; and Paule, 24,219.

(e) Mr. Morain disclaims beneficial ownership of 1,860 shares owned by his children.

                               EXECUTIVE OFFICERS

     Most of our executive and other officers devote all of their time to the affairs of the Company. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section "Certain Relationships and Related Party Transactions -- Management and Marketing Agreements," we receive management fees for managing certain of our affiliates. Two officers, Mr. Lang and Mr. Downin, are employed by Farm Bureau Management Corp., a wholly owned subsidiary of the Iowa Farm Bureau Federation, and their compensation is also allocated between us and these entities based on the portion of their time expected to be expended on behalf of each entity.

     The current executive officers of the Company are as follows:

     NAME                        AGE                POSITION
     ----                        ---   -----------------------------------------
     Craig A. Lang ............   50   Chairman of the Board and Director
     William J. Oddy ..........   57   Chief Executive Officer and Director
     Jerry C. Downin ..........   60   Senior Vice President, Secretary and
                                       Treasurer and Director
     Stephen M. Morain ........   56   Senior Vice President and General Counsel
     Timothy J. Hoffman .......   51   Chief Administrative Officer
     James W. Noyce ...........   46   Chief Financial Officer
     John M. Paule ............   45   Chief Marketing Officer
     JoAnn W. Rumelhart .......   48   Executive Vice President
     James P. Brannen .........   39   Vice President, Finance
     Thomas E. Burlingame .....   57   Vice President, Associate General Counsel
     Douglas W. Gumm ..........   47   Vice President, Information Technology
     Barbara J. Moore .........   50   Vice President, Property-Casualty
                                       Operations
     Lou Ann Sandburg .........   53   Vice President, Investments

     The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

     Biographical information for Messrs. Lang, Downin and Oddy is found above under "Election of Directors."

     Timothy J. Hoffman, FSA, CLU, ChFC, FLMI, LLIF, MAAA, was named Chief Administrative Officer in January 2000 after serving as Chief Property-Casualty Officer of FBL and Executive Vice President and General Manager of FBL's property-casualty affiliates since March 1997. He had been Chief Marketing Officer since 1993. He is a member of the Investment Committee. Mr. Hoffman has been employed by the Company and its affiliates since 1971.

     Stephen M. Morain is Senior Vice President and General Counsel. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Management Corp.; and Senior Vice President and General Counsel of FBL's major operating subsidiaries and of Farm Bureau Mutual. Mr. Morain is also chairman and a director of Edge

Technologies, Inc., and a director and Secretary of the Iowa Agricultural Finance Corporation. Mr. Morain has been employed by the Company and its affiliates since 1977.

     James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, was appointed Chief Financial Officer of FBL and its major operating subsidiaries in January 1996. Additionally, in January 2000 he was named Executive Vice President and General Manager of the property-casualty companies managed by FBL. He is a member of the Investment Committee, and Chairman of the Asset -- Liability Committee of the life insurance companies. Mr. Noyce has been employed by the Company and its affiliates since 1985. He is also a director of Berthel Fisher & Company, Berthel Fisher & Company Financial Services, Inc. and Berthel Fisher & Company Leasing Services, Inc.

     John M. Paule was appointed Chief Marketing Officer in January 2000 after serving as Vice President, Corporate Administration from August 1998 and Vice President, Information Technology from January 1998. He joined FBL in 1997. Mr. Paule had been employed by IBM Corporation since 1978, including during his last five years of employment being its manager of the North American general business insurance segment and its senior state executive in Iowa. He is a member of the Board of Directors of the West Des Moines Community School District and past president and a director of the West Des Moines Chamber of Commerce.

     JoAnn W. Rumelhart, FSA, MAAA, was named Executive Vice President and General Manager of the Company's life insurance subsidiaries in January 2000. She is a member of the Investment Committee. She was Vice President -- Life Operations of FBL and its major operating subsidiaries from July 1994. She began working for FBL in 1978, and served as Vice President -- Client Services from January 1991.

     James P. Brannen, CPA, was appointed Vice President, Controller of FBL and of its major operating subsidiaries in January 2000 and received his current title of Vice President, Finance in January 2002. He is the Chairman of the Benefits Administration Committee for each of the companies. Mr. Brannen has been employed by FBL and its affiliates since 1991. He is also on the Board of Directors of Junior Achievement of Central Iowa.

     Thomas E. Burlingame is Vice President, Associate General Counsel of FBL and its major operating subsidiaries. Mr. Burlingame has been employed by the Company and its affiliates since 1980.

     Douglas W. Gumm was appointed Vice President, Information Technology on January 1, 2000 and named a member of the management team on January 1, 2001. He had served as Information Systems Vice President since joining FBL on January 1, 1999. Mr. Gumm had been employed by Principal Financial Group in its Information Services division since 1975, his last five years serving as Director of Information Systems -- Technical Services.

     Barbara J. Moore, CPCU, AIM, Are, AAM, was named Vice President, Property-Casualty Operations of FBL and its major operating subsidiaries in January 2000. She had served as Vice President, Market Development for the prior year. Ms. Moore was Vice President, Property-Casualty Operations from 1997 to 1998, and Senior Vice President of Property-Casualty Operations for Western Ag and Western Farm Bureau Mutual from 1991 to 1996. Ms. Moore has been employed by FBL and its affiliates since 1978.

     Lou Ann Sandburg, CFA, FLMI, was named Vice President, Investments in January 1998. She joined the Company in 1980 as the portfolio manager of the money market fund, and later assumed the management of the tax-exempt bonds and mortgage-backed securities portfolios. Ms. Sandburg was named Securities Vice President in 1993 and Investment Vice President, Securities, from 1994 through

1997. She serves on the Asset-Liability Committee and the Credit Committee, and chairs the Investment Committee. She is past president and a board member of the Iowa Society of Financial Analysts.


                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation expense paid by FBL and certain affiliates to the Chief Executive Officer and to the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving on December 31, 2001, for services rendered to FBL and its affiliates in all capacities during the fiscal years ended December 31, 1999, 2000 and 2001.


                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                        COMPENSATION
                                          ANNUAL COMPENSATION              AWARDS
                                   --------------------------------    --------------
                                                                         SECURITIES
                                                                         UNDERLYING      ALL OTHER(c)
NAME AND PRINCIPAL POSITION(a)     YEAR       SALARY        BONUS       OPTIONS(#)(b)    COMPENSATION
------------------------------     ----      --------      --------    --------------   -------------
William J. Oddy                    1999      $320,000      $102,062         1,239          $35,166
 Chief Executive Officer           2000       396,167       137,848        24,995           40,232
                                   2001       470,000       175,764        30,323           57,852

Stephen M. Morain                  1999       321,600        76,929           815           24,107
 Senior Vice President and         2000       337,680        88,123        16,080           32,024
 General Counsel                   2001       358,000       100,410        17,323           37,083

James W. Noyce                     1999       245,000        78,141         1,087           26,482
 Chief Financial Officer           2000       300,205       104,458        19,061           27,707
                                   2001       321,219       120,125        20,724           31,125

Timothy J. Hoffman                 1999       256,000        81,650         1,087           29,097
 Chief Administrative Officer      2000       266,240        92,640        16,904           30,072
                                   2001       279,552       104,543        18,036           32,517

John M. Paule                      1999       180,000        34,446           783           13,632
 Chief Marketing Officer           2000       234,854        61,289        11,184           26,804
                                   2001       251,294        70,482        12,159           26,751

------------------
(a) These executives receive all their compensation from the Company (except for Mr. Morain who received approximately 16% of his compensation from Farm Bureau Management Corp. through 2001. Starting in 2002 his compensation is paid by FBL.) The Company charges a management fee for services it provides to the Company's affiliates, and also is reimbursed by the affiliates for an allocated portion of expenses including executive compensation. See "Certain Relationships and Related Party Transactions -- Management and Marketing Agreements."

(b) Awards include qualified and nonqualified stock options. The options have vesting periods as described in the "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment. All options will vest in the event of a change of control.

(c) All other compensation includes such items as automobile allowance, club membership, a company flex cash (cafeteria) account and educational bonus. It also includes the cost of an executive group life insurance program through which the executives may purchase with after tax dollars a universal life insurance policy of up to twice salary, less $50,000, with a schedule of payments that will make the policy paid up at age 65.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes stock options granted during the last fiscal year to the named executive officers under our 1996 Class A Common Stock Compensation Plan. No stock options, freestanding stock appreciation rights
(SARs) or other equity-based awards were granted to any executive officer or other persons by us prior to 1996.

                                                    PERCENT OF TOTAL
                                 NUMBER OF         OPTIONS GRANTED TO
                           SECURITIES UNDERLYING      EMPLOYEES IN        EXERCISE OR     EXPIRATION      GRANT DATE
                           OPTIONS GRANTED(a)(c)      FISCAL YEAR      BASE PRICE($/SH)      DATE      PRESENT VALUE(b)
                           ---------------------      -----------      ----------------      ----      ----------------
   William J. Oddy                30,323                   7.3%            $  15.50        1/15/11         $133,262
   Stephen M. Morain              17,323                   4.2                15.50        1/15/11           73,588
   James W. Noyce                 20,724                   5.0                15.50        1/15/11           90,206
   Timothy J. Hoffman             18,036                   4.4                15.50        1/15/11           77,431
   John M. Paule                  12,159                   2.9                15.50        1/15/11           51,374

------------------
(a) The exercise price of the options is the fair market price on the date of grant. Each of these options has a term of up to 10 years and becomes exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment. Options vest in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.

(b) The grant date present value of these options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.21%; dividend yield of 2.2%; volatility factor of the expected market price of FBL's Class A common stock of 0.25, and a weighted average life expectancy of the options of
     6.27 years. The weighted average grant date fair value of the options granted during 2001 was $4.32 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value estimated by the Black-Scholes model.

(c) At December 31, 2001, options for the purchase of 807,907 shares of Class A common stock were available for grant as additional awards under the Plan, including shares previously forfeited. To date, no grants of SARs, restricted stock or stock bonuses have been made under the Plan.

                       AGGREGATED OPTIONS/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

     The following table describes the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year, by the named executive officers:

                                                         NUMBER OF SECURITIES                 VALUE OF
                            SHARES                      UNDERLYING UNEXERCISED        UNEXERCISED IN-THE-MONEY
                         ACQUIRED ON       VALUE      OPTIONS/SARS AT FY-END(#)      OPTIONS/SARS AT FY-END($)
   NAME                    EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(a)
   ----                    --------      --------     -------------------------     ----------------------------
   William J. Oddy              0         $    0           119,923/53,084                 877,037/56,031
   Stephen M. Morain            0              0            93,418/32,240                 696,522/35,044
   James W. Noyce           1,000          7,280            67,614/40,704                 457,064/40,742
   Timothy J. Hoffman           0              0            79,668/36,079                 538,796/44,756
   John M. Paule                0              0            15,876/25,836                  56,130/36,184

------------------
(a) Value determined from market price at fiscal year end ($16.68) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated would be equal to the value realized by the executive.

RETIREMENT BENEFITS
     Employees are generally covered under the FBL Financial Group Retirement Plan and the Iowa Farm Bureau Federation and Affiliates Supplemental Retirement Plan (together, the "plan"). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $200,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan is generally available to all employees and officers and provide for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during the year.

     The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked for at least 10 years and attained age
55. The amount provided is a percentage of high 36 consecutive month average salary calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 21/2% for each year in excess of 10 years of service, up to 30 years of service. For service after 1997, 1.675% per year of service times the average salary, plus 0.325% per year of service times the average salary less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits are provided with reductions of 3% per year before age 65.

     The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

     Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and bonuses paid to the participant during the given year.

     The estimated annual benefits payable under this plan upon retirement (at the normal retirement age of 65) for Messrs. Oddy, Morain, Noyce, Hoffman and Paule are approximately $357,000, $232,000, $130,000, $244,000, and $25,000,
respectively. This calculation is based on service and earnings as of December 31, 2001.

OTHER COMPENSATION PLANS
     FBL and Farm Bureau Mutual sponsor a bonus plan for all employees, which includes a management performance (bonus) plan in which executives, department heads and managers participate. On an annual basis, the companies establish various and distinct goals for executives, division heads and managers. Goals generally relate to such matters as Farm Bureau membership levels, life insurance and property-casualty new business production, expense levels and earnings per share. Attainment of individual goals is targeted to result in payment of cash bonuses ranging up to 33-1/3% of base salary for Messrs. Oddy, Noyce and Hoffman, and up to 8% for managers. Exceptional performance could increase cash bonuses up to 50% of base salary for the executive group and up to 12% for managers. Payment of the performance incentive is made annually in a single, separate lump sum payment on or before February 14th of the ensuing year.

     FBL also has a trustee qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. Employee contributions up to 4% of compensation have been matched by Company contributions on a 50% basis, subject to Employee Retirement Income Security Act (ERISA) limitations, with the match paid in shares of Class A common stock. Beginning in 2002, employee contributions up to 2% of compensation are matched 100%, and contributions from 2% to 4% of compensation are matched 50%, with the match paid in shares of Class A common stock.


                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for oversight of compensation policies which govern annual compensation, stock ownership programs, and employee benefit programs for the executive officers as well as other employees of the Company and its subsidiaries. The committee was established in July 1996 at the time of the Company's initial public offering. It has affirmed the Company's historical compensation framework and expects to continue examining the relationship of the compensation criteria to existing systems and incentives.

COMPENSATION CRITERIA
     In making compensation determinations, the committee considers and endeavors to attain the following goals:

     1) attract and retain highly qualified and motivated executive officers and employees,

     2) encourage and reward achievement of FBL's annual and long-term financial goals and operating plans, and

     3) encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

     The committee's policy with regard to the compensation of executive officers is to meet the foregoing goals through a combination of base salary, annual bonus, stock ownership, and other benefits with a particular focus on encouraging executive officers to attain performance goals that are designed to favorably impact FBL's overall performance.

COMPENSATION COMPONENTS
     The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

     BASE SALARY: The committee sets salary ranges annually which are intended to reflect the mid point between the 50th percentile and 75th percentile level of base pay for comparable positions at companies of similar size and complexity. The committee reviews salary survey data provided by independent survey consultants. To determine the level of a specific salary within its range, the committee considers management input regarding the officer's length of service in the position, experience, and management skills in handling short and long range issues. In addition, the committee reviews the officer's performance during the prior year measured against predetermined corporate and individual plans and objectives set by management.

     ANNUAL BONUS: The committee believes that a significant portion of annual cash compensation for the executive officers should be variable ("at risk") and tied to the Company's financial results. FBL annually establishes profit, growth, and other goals. Attainment of the goals is designed to produce bonuses to the executive officers of up to 33-1/3% of base salary, with exceptional performance allowing bonus payments up to 50% of base salary.

     STOCK OWNERSHIP: The committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of their annual salary.

     The 1996 Class A Stock Compensation Plan provides for the grant of stock options (nonqualified and incentive stock options), stock appreciation rights ("SARs"), and shares of restricted stock. The Board of Directors encourages ownership of FBL Class A stock through the grant of options to participants in the Plan. To determine who will participate and the amount of awards, the Board adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of the position. The Board intends to make grants of options on an annual basis. The options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date.

     FBL also encourages ownership of its stock through the employee 401(k) plan, in which all executives are eligible to participate, by matching employee contributions as set forth under "Other Compensation Plans."

     EMPLOYEE BENEFITS: FBL offers benefit plans such as vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. In addition, the executive life insurance program allows the executive officers additional compensation with which they may purchase with after tax dollars a universal life insurance policy of up to twice salary, less $50,000, with a schedule of payments that will make the policy paid up at age 65.

     CEO COMPENSATION: The compensation of Mr. Oddy in 2001 included the above four factors. Mr. Oddy became Chief Executive Officer of FBL and its major operating subsidiaries March 1, 2000, after a number of years with other management responsibilities. His base salary was set with regard to market factors, his prior performance and in part in recognition of his additional responsibilities with FBL's growth. Under Mr. Oddy's leadership, the Company has grown both internally and by consolidating with Kansas Farm Bureau Life Insurance Company. FBL believes it is well positioned to continue its internal growth due to its geographic spread, diverse product portfolio and ability to cross sell its various products to its existing customers. FBL's current strategy is to also expand through product alliances with other insurers, and through consolidations either inside or outside of the Farm Bureau network. Mr. Oddy earned a bonus equal to 37.4% of his actual 2001 salary based on 2001 Company performance of established goals. Mr. Oddy was awarded options for 30,323 shares of Class A common stock in 2001, which is 7.3% of the awards granted to all employees in the year.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
     Section 162(m) of the Internal Revenue Code (the "Code") generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. Options and stock appreciation rights granted under the Stock Option Plan, as amended, will satisfy the requirements for performance-based compensation. The committee currently does not anticipate that any executive officer will be paid compensation from FBL in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the committee anticipates that all amounts paid as executive compensation will be deductible by FBL for federal income tax purposes.

                                        COMPENSATION COMMITTEE

                                        Craig A. Lang, CHAIRMAN
                                        Jerry L. Chicoine
                                        O. Al Christopherson
                                        Howard D. Poulson
                                        John E. Walker

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees FBL's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Securities and Exchange Commission and considered the compatibility of nonaudit services with the auditors' independence. The committee has also reviewed and discussed the quality of the personnel staffing the engagement for the independent auditors.

     The committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of FBL's internal controls, and the overall quality of FBL's financial reporting.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                        THE AUDIT COMMITTEE

                                        Jerry L. Chicoine, CHAIRMAN
                                        John W. Creer
                                        John E. Walker

                                PERFORMANCE GRAPH

     The following performance graph compares the performance of FBL's Class A common stock over the past five years with the performance of the Standard & Poors 500 Index and with the performance of the Value Line Insurance: Life Index. The graph plots the changes in value of an initial $100 investment over the five-year period, assuming all dividends are reinvested.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

            FBL Financial Group, Inc., Standard & Poors 500 Index and
                         Value Line Life Insurance Index
                 (Performance Results Through December 31, 2001)


                                  [LINE GRAPH]

NAME                     1996      1997      1998      1999      2000      2001
----                     ----      ----      ----      ----      ----      ----
FBL FINL GROUP INC      100.00    163.29    199.89    167.85    147.21    143.85
Standard & Poors 500    100.00    133.23    171.07    205.77    184.90    160.79
Insurance (Life)        100.00    171.14    281.40    261.45    378.99    348.92


Assumes $100 invested at the close of trading on December 31, 1996 in FBL Financial Group, Inc. Class A Common Stock, Standard & Poors 500 Index and the Value Line Life Insurance Index.

------------------
*Cumulative total return assumes reinvestment of dividends.

                                                        SOURCE: VALUE LINE, INC.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ORGANIZATION OF THE COMPANY
     FBL is a holding company. Through our life insurance subsidiaries, we currently market individual life insurance policies and annuity contracts to Farm Bureau members and other individuals and businesses in midwestern and western sections of the United States. We also market variable universal life and variable annuity products in other states through alliances with non-affiliated Farm Bureau insurance companies, other non-Farm Bureau life insurance companies and a regional broker-dealer. In addition to marketing our products through these channels, we also assume business through reinsurance arrangements with other companies. Our life insurance operations are complemented by non-insurance services we provide to third parties and affiliates. These include investment advisory, leasing, marketing and distribution services. In addition, we provide management and administrative services to two Farm Bureau affiliated property-casualty companies and to National Travelers Life Company.

CAPITAL, INVESTMENT AND LOAN TRANSACTIONS
     On March 31, 1998 we sold our wholly-owned subsidiary, Utah Farm Bureau Insurance Company, to Farm Bureau Mutual. Under an earn-out arrangement, we and Farm Bureau Mutual share equally in the dollar amount by which the incurred losses on direct business in the state of Utah, net of reinsurance ceded, is less than the incurred losses assumed in the valuation model used to derive the initial acquisition price. The earn-out calculation is performed and any settlement (subject to a maximum of $2,000,000 per year, before taxes) is made on a calendar year basis. We did not record any gain during 2001 as the loss ratio on Utah business was higher than the threshold loss ratio in the earn-out calculation included in the sales agreement. We may earn additional consideration during the year ended December 31, 2002 in accordance with the earn-out provision. We have not accrued any contingent consideration for 2002 as such amounts, if any, cannot be reasonably estimated as of December 31, 2001.

     Effective January 1, 2001, FBL acquired the assets and liabilities of Kansas Farm Bureau Life for $80,688,000. The acquisition was accounted for using purchase accounting. In connection with this acquisition, we assumed all of Kansas Farm Bureau Life's insurance business through an assumption reinsurance agreement. As consideration for the purchase, we issued 3,411,000 shares of Series C cumulative voting mandatorily redeemable preferred stock with an estimated fair value of $80,005,000. Each share of Series C preferred stock has a par value of $26.8404 and voting rights identical to that of Class A common stock. Dividends on the Series C preferred stock are payable quarterly at a rate equal to the regular cash dividends per share of common stock, as defined, then payable. The mandatory redemption is structured so that 49.5% of the Series C preferred stock will be redeemed at par value, or $45,280,000, on January 2, 2004 with the remaining 50.5% redeemed at par value, or $46,273,000, on January 3, 2006. In the event of a change in the control of the Company, at the option of the holder, each share of Series C preferred stock is convertible into one share of Class A common stock or redeemable for cash at par.

     We have a $12,000,000 line of credit with Farm Bureau Mutual in the form of a revolving demand note. Borrowings on the note, which totaled $9,944,000 at December 31, 2000, were used to acquire assets that were leased to certain affiliates, including Farm Bureau Mutual. Interest was payable at a rate equal to the prime rate of a national bank. Rental income from the related leases included a provision for interest on the carrying value of the assets. During January 2001, this note was paid off, principally by transferring the underlying assets to Farm Bureau Mutual. No gain or loss was recorded on this transaction, as fair value of the assets was equal to book value on the transfer date.

MANAGEMENT AND MARKETING AGREEMENTS
     We have management agreements with Farm Bureau Mutual and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is equal to a percentage of premiums collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Mutual for these services during 2001 totaled $1,371,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2001 we incurred related expenses totaling $662,000.

     We have marketing agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Mutual and other affiliates. Under the marketing agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee equal to approximately 33% of commissions on first year life insurance premiums and annuity deposits. In addition, we pay a service fee to the property-casualty companies operating in certain states equal to 25% of commissions on renewal premiums. We paid $3,065,000 to Farm Bureau Mutual and $1,625,000 to Farm Bureau Mutual Insurance Company, Inc. (KS) under these arrangements during 2001.

SHAREHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK
     All of the our Class B common stock is owned by Farm Bureau organizations. As holders of all of the Class B common stock of the Company, these organizations have entered into the Shareholders' Agreement regarding management and the transfer of the Class B common stock (Shareholders' Agreement).

     The Shareholders' Agreement provides that the holders of the Class B common stock will vote for the election, as Class B Directors, of (i) the Presidents of each of the 15 state Farm Bureau Federations which own or are affiliated with the owners of the Class B common stock and (ii) FBL's Chief Executive Officer and two additional officers nominated by the Chairman of the Board. The Shareholders' Agreement also provides that as long as a single state Farm Bureau Federation and its affiliates own in excess of 50% of the outstanding shares of Class B common stock (the Iowa Farm Bureau Federation owns approximately 63.9% of the Class B common stock), the Class B common shareholders will direct the Class B Directors to elect the President of such state Farm Bureau Federation as the Chairman of the Board, and to elect persons nominated by the Chairman to serve as Chief Executive Officer, Secretary and Treasurer.

     In the event that a Class B Director chooses to vote other than as directed pursuant to the requirements of the Shareholders' Agreement, the holders of not less than 10% of the Class B common stock may request a special meeting of the Class B common shareholders, for the purpose of removing the Class B Director, and either replacing such director with a qualified person or leaving the position vacant.

     The holders of Class B common stock may not transfer the stock to any person which is not a Farm Bureau organization, and any attempted transfer in violation of the Shareholders' Agreement causes the Class B common stock so transferred to automatically be converted to Class A common stock.

     The holders of 90% of the Class B common stock, together with the Company, may amend the Shareholders' Agreement.

RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS
     American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau federations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau federations throughout the country agree to cooperate in reaching these objectives.

     American Farm Bureau Federation is the owner of the "Farm Bureau" and "FB" trade names and related trademarks and service marks including "FB design" which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the "Farm Bureau" and "FB" designations in Iowa, and pursuant thereto, incurred royalty expense of $454,000 for the year ended December 31, 2001. This expense is before the recovery of $982,000 in overpayment of royalties in prior years under the terms of the royalty contract. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $966,000. Royalty payments in 2001 in excess of $60,000 were made to Farm Bureau organizations in Minnesota ($75,000), Nebraska ($126,000), Oklahoma ($123,000) and Wisconsin ($76,000).

OTHER SERVICES, TRANSACTIONS AND GUARANTEES
     We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $2,985,000 for 2001. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of home office properties for common stock that took place on March 31, 1998.

     Farm Bureau Life subleases property under an operating lease from Farm Bureau Mutual Insurance Company, Inc. (KS) which expires in 2006. Rent expense for this lease totaled $300,000 for 2001.

     Farm Bureau Life has a services agreement for certain information technology, administrative and other services we receive from Kansas Farm Bureau Services, LLC. Farm Bureau Life paid $7,117,000 related to this agreement during 2001.

     We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation, Farm Bureau Mutual and Kansas Farm Bureau and its affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

     Farm Bureau Life owns aircraft that are available for use by our affiliates. In 2001, Farm Bureau Mutual paid us approximately $580,000 for use of such aircraft.

     Through our subsidiary, FBL Leasing Services, Inc., we lease computer equipment, furniture and automobiles to other Farm Bureau organizations. In 2001, the Iowa Farm Bureau Federation paid approximately $723,000 and Farm Bureau Mutual paid approximately $3,241,000 for such leasing services.

     Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Mutual paid us approximately $353,000 for such services in 2001.

     Farm Bureau Mutual will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Mutual of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2001 under this arrangement totaled $2,267,000.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2001 our officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them.

                                                                       EXHIBIT A

            AMENDMENT TO 1996 CLASS A COMMON STOCK COMPENSATION PLAN

     The FBL Financial Group, Inc. Amended and Restated 1996 Class A Common Stock Compensation Plan, as heretofore amended, is further amended in the following respects:

1.   Section 1 (f) is amended in full to read as follows:

     (f)  "Change in Control" means one of the following events:

          (i) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, acquires "beneficial ownership" (as defined in rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company; or

          (ii) in any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the company to effect a transaction described in subsections 2(f)(i), 2(f)(iii), or 2(f)(iv) of this Plan) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (iii) a merger approved by the stockholders of the Company is consummated, other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

          (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or a sale of all or substantially all of the assets of the Company.

2.   Section 4 (a) is amended in full to read as follows:

     (a) The maximum number of shares that may be issued or transferred pursuant to Awards granted under this Plan is eight million five hundred thousand (8,500,000) (or the number and kind of shares of stock or other securities that are substituted for those Shares or to which those Shares are adjusted upon a Change in Capitalization), and the Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares, such number of Shares as shall be determined by the Board. Notwithstanding any other provision to the contrary, no

          Participant may be awarded a grant in any one year, which, when added to any other grant of Options, Stock Appreciation Rights, Restricted Stock or Stock Bonuses in the same year, shall exceed 100,000 Shares. If an Option is canceled, the canceled Option continues to count against the maximum number of Shares for which Options may be granted to a Participant in any year.

FBL Financial Group, Inc.

March 28, 2002

Dear Shareholder:

         The annual meeting of Shareholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Tuesday, May 14, 2001. At the meeting Class A Shareholders will elect three directors, Class B Shareholders will elect 18 directors, and the shareholders will act on proposals to amend the 1996 Class A Common Stock Compensation Plan and to ratify the selection of Ernst & Young LLP as independent auditors.

         It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.





                            (Detach Proxy Form Here)
--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MANAGEMENT.










                                    Dated ________________________________, 2002

                                    ____________________________________________

                                    ____________________________________________
                                    Please sign name or names as appearing on this proxy. If signing as a representative, please indicate capacity.

                            (Detach Proxy Form Here)
--------------------------------------------------------------------------------
PROXY
CLASS A COMMON SHAREHOLDERS
                            FBL FINANCIAL GROUP, INC.
                           ANNUAL MEETING MAY 14, 2002
      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

         The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig A. Lang and William J. Oddy, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 14, 2002, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1.  Election of Class A Directors:
[ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY to vote for
(except as marked to the contrary             all nominees listed below
below)

                Jerry L. Chicoine, John W. Creer, John E. Walker
INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

--------------------------------------------------------------------------------

2. Proposal to amend the 1996 Class A Common Stock Compensation Plan by increasing the Class A common shares reserved for it by 5,000,000, by limiting annual grants to 100,000 per participant, and by changing the definition of
"change of control."            FOR           AGAINST           ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as independent
auditors for the Company:   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

4. On any other matter that may be submitted to a vote of shareholders. (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)